Alliance One International, Inc.
Page 5
EXHIBIT 99.1

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

February 15, 2008

Alliance One International, Inc. Reports Third Quarter Financial Results

Morrisville, NC – February 15, 2008 – Alliance One International, Inc. (NYSE: AOI) today announced improved results for the quarter and nine months ended December 31, 2007.

Third Quarter Results

For the third fiscal quarter ended December 31, 2007, the Company reported net income of $15.7 million, or $0.18 per basic share, compared to a net loss of $28.3 million, or $0.33 per basic share, for the same quarter of the prior fiscal year.  For the nine months ended December 31, 2007, the Company reported net income of $33.1 million, or $0.38 per basic share, compared to a net loss of $15.4 million or $0.18 per basic share for the same quarter of the prior fiscal year.

Robert E. Harrison, Chief Executive Officer, said “Sales, operating income, net income and other financial metrics for the quarter and nine months were ahead or improved compared to the prior year, driven by our operating plan execution in conjunction with strong commitment from our employees and customer base.

“Our positive results were achieved despite challenging market conditions due to tightening world tobacco supplies, global capital markets concerns and further US dollar value erosion, all which are placing pressures on costs. To counter these pressures going forward, we remain focused on further operating efficiency improvements, additional debt reduction, currency risk management strategies and closer farmer bad debt monitoring.

“While the capital markets environment remains turbulent, we will still continue to reduce debt in a controlled manner considering our strong cash flows from both operations and the sale of non-core assets. In January we recently completed the cash sale of our closed Brazilian factory, making an additional $18.0 million available for debt reduction. At quarter end December 31, 2007, we had permanently reduced total debt net of cash by $233.1 million when compared to the prior year quarter end.

Mr. Harrison concluded, “We are focused on our customer centric strategic imperatives and at the same time continue to manage costs, further reduce long term debt, and develop innovative product solutions for the future, all targeted to enhance shareholder value.”

Alliance One International, Inc.

Performance Summary for the Quarter

The following is a brief overview of our financials results for the quarter ended December 31, 2007.  For additional information and a more detailed discussion of these results, please refer to our Quarterly Report on Form 10-Q filed on February 15, 2008.

Sales and other operating revenues increased 22.1% from $458.8 million in 2006 to $560.1 million in 2007, primarily the result of a 12.7 million kilo increase in quantities sold combined with improved average selling prices.

Gross profit increased 22.4% from $60.7 million in 2006 to $74.3 million in 2007 and gross profit as a percentage of sales increased from 13.2% in 2006 to 13.3% in 2007, as a result of improved fixed cost absorption on higher sales volume excluding Africa, which had a smaller Malawi crop.

Selling, administrative and general expenses decreased 2.3% from $38.7 million in 2006 to $37.8 million in 2007.  The decrease is primarily due to decreased insurance costs and depreciation expense partially offset by increased compensation costs.

Other income (expense) was an expense of $0.2 million in 2007 and income of $1.5 million in 2006.  The income of $1.5 million in 2006 relates primarily to fixed asset sales.

Restructuring and asset impairment charges were $6.2 million in 2007 compared to $5.5 million in 2006.

Debt retirement expense of $1.6 million in 2007 relates to one time costs of retiring $23.0 million of senior notes during the quarter.

Interest expense decreased $4.4 million from $26.5 million in 2006 to $22.1 million in 2007 primarily due to lower average borrowings during the quarter.

Interest income increased from $1.6 million in 2006 to $2.7 million in 2007 primarily due to higher average cash balances.

Effective tax rates were a benefit of 61.0% in 2007 and an expense of 142.1% in 2006. We forecast the tax rate for the year ended March 31, 2008 will be 8.2% after absorption of discrete items.

Discontinued operations resulted in income of $1.0 million in 2007 compared to a loss of $10.9 million in 2006.

Liquidity and Capital Resources

As of December 31, 2007, available credit lines and cash were $690.6 million. Total debt less cash ($158.2 million) decreased as mentioned, to $660.8 million from the prior year quarter end of $893.9 million.

 Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

Alliance One International, Inc.

2008 Fiscal Year 3rd Quarter Financial Results Investor Call

The Company will hold a conference call with investors to report financial results for its fiscal quarter ended December 31, 2007, on February 15th, 2008 at 8 A.M. EST.

Investors who wish to participate in the February 15th conference call may dial one of the following telephone numbers and request that the operator connect you to the Alliance One International, Inc. Fiscal Year 2008 – Third Quarter Financial Results Conference Call. Conference call-in numbers are:

Within the United States

(877) 857-6177

Outside the United States

(719) 325-4804

Investors seeking listen-only participation in the call may also access a live broadcast of the conference call on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For investors who are unable to participate in or listen to the live event, a replay will be available by telephone from 11:00 A.M. EST Friday, February 15th through 11:00 A.M. EST Wednesday, February 20th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 5408566.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

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Alliance One International, Inc.

Condensed Statement of Consolidated Operations	Three Months		Nine Months
	December 31		December 31
(Unaudited - 000's Except Per Share Data)	2007	2006	2007	2006

Sales and other operating revenues	$560,059	$458,759	$1,608,379	$1,545,874
Cost of goods and services sold	485,716	398,023	1,378,391	1,303,797
Gross Profit	74,343	60,736	229,988	242,077
Selling, administrative and general expenses	37,798	38,671	113,801	118,903
Other income (expense)	(166)	1,461	4,001	4,982
Restructuring and asset impairment charges	6,172	5,545	15,873	28,099

Operating income	30,207	17,981	104,315	100,057

Debt retirement expense	1,614	-	4,801	-
Interest expense	22,078	26,543	72,126	81,687
Interest income	2,720	1,586	6,993	4,433
Derivative financial instruments recovery	-	-	-	290
Income tax expense (benefit)	(5,636)	9,910	2,765	22,754
Equity in net income (loss) of investee companies	-	(63)	294	165
Minority interests	147	463	153	116
Income (loss) from continuing operations	14,724	(17,412)	31,757	388
Income (loss) from discontinued operations, net of tax	973	(10,926)	1,377	(15,553)
Cumulative effect of accounting changes, net of taxes	-	-	-	(252)
Net Income (Loss)	$ 15,697	$ (28,338)	$ 33,134	$ (15,417)

Basic Earnings Per Share:
Income (loss) from continuing operations	$0.17	$(0.21)	$0.36	$ -
Income (loss) from discontinued operations	0.01	(0.12)	0.02	(0.18)
Net income (loss)	$0.18	$(0.33)	$0.38	$(0.18)

Diluted Earnings Per Share:
Income (loss) from continuing operations	$0.17	$(0.21)	$0.35	$ -
Income (loss) from discontinued operations	0.01	(0.12)	0.01	(0.18)
Net income (loss)	$0.18	$(0.33)	$0.36	$(0.18)

Average number of shares outstanding:
Basic	88,217	86,515	88,065	86,311
Diluted	89,235	86,515	89,591	86,311

Alliance One International, Inc.

Reconciliation to Non-GAAP Underlying Net Income	Three Months		Nine Months
	December 31		December 31
(Unaudited – 000’s Except Per Share Data)	2007	2006	2007	2006

GAAP Net Income (Loss)	$15,697	$(28,338)	$33,134	$(15,417)

Discontinued operations	(973)	10,926	(1,377)	15,553
Cumulative effect of accounting changes	-	-	-	252

GAAP Net Income (Loss) from Continuing Operations	14,724	(17,412)	31,757	388

Reconciling items, net of tax effect:
Market valuation adjustments for derivatives	-	-	-	(189)
Restructuring and asset impairment charges	5,003	4,447	14,025	26,157
Debt retirement expenses	1,048	-	3,120	-
Gross profit reduction from inventory fair value purchase adjustment	-	-	-	1,142
Iraqi receivable collection	-	-	-	(1,615)
German tax assessment - Florimex	(8,388)	7,111	(8,388)	7,111
Non-GAAP Underlying Net Income (Loss)	$12,387	$ (5,854)	$40,514	$32,994

Non-GAAP Underlying Net Income (Loss) per Basic Share	$0.14	$(0.07)	$0.46	$ 0.38
GAAP Net Income (Loss) per Basic Share	$0.18	$(0.33)	$0.38	$(0.18)

Non-GAAP Results

In discussing the Company's operating performance, management consistently makes certain adjustments in reviewing comparative financial information in order to provide what they feel is a meaningful view of the Company's results from core operations, such as excluding results from discontinued operations, gains and charges resulting from unusual transactions or events that may not be considered reflective of its underlying operations and that are not expected to recur, as well as market valuation adjustments on derivatives.  Included herein is a table that reconciles underlying net income with its most directly comparable GAAP measure, net income.